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                                                                    EXHIBIT 3.16

                         [Restated electronically for SEC filing purposes only]

                         RESTATED PARTNERSHIP AGREEMENT
                                       OF
                                   OLH, G.P.

         THIS PARTNERSHIP AGREEMENT is made and entered into effective the 26th day of December, 1994, by and among OLH Holdings, LLC, a Delaware limited liability company, and Gaylord Entertainment Company, a Delaware corporation.

         FOR AND IN CONSIDERATION of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the Partners do hereby agree as follows:

1.       General.

         (a) Governed by Uniform Act. The Partnership shall be governed under the provisions of the Tennessee Uniform Partnership Act, and this Agreement sets forth and determines the relative rights, duties and interests of the Partners in and to the Partnership.

         (b) Purposes. The purpose and business of the Partnership shall be the conduct of any business or activity that may be conducted by a limited partnership organized pursuant to the Act. Any or all of the foregoing activities may be conducted directly by the Partnership or indirectly through another partnership, joint venture or other arrangement.

2.       Definitions. As used in this Partnership Agreement:

         (a) Act. The term "Act" shall mean the Uniform Partnership Act as adopted in the State of Tennessee, as the same may be amended from time to time.

         (b) Agreement. The term "Agreement" shall mean this Partnership Agreement, as the same may be amended from time to time.

         (c) Capital Account. The term "Capital Account" shall mean the financial account to be established and maintained by the Partnership for each Partner as computed from time to time in accordance with paragraph 6.

         (d) Code. The term "Code" shall mean the United States Internal Revenue Code of 1986, as the same may be amended from time to time.

         (e) Fiscal Year. The term "Fiscal Year" shall mean the calendar year.

         (f) General Partner. The term "General Partner" shall mean each of OLH Holdings, LLC and Gaylord Entertainment Company.


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         (g)      [Intentionally Deleted]

         (h) Minimum Gain. The term "Minimum Gain" shall mean the amount determined by (i) computing for each Nonrecourse Liability of the Partnership any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and (ii) aggregating the separately computed gains. If, pursuant to Regulations section 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), Partnership property is properly reflected on the books of the Partnership at a value different from the adjusted tax basis of such property, the calculation of Minimum Gain pursuant to the preceding sentence shall be made by reference to such book value.

         (i) Nonrecourse Deductions. The term "Nonrecourse Deductions" shall mean losses, deductions and items described in Section 705(a)(2)(B) of the Code attributable to Nonrecourse Liabilities of the Partnership as described in Regulations section 1.704-2(b)(1).

         (j) Nonrecourse Liability. The term "Nonrecourse Liability" shall mean a debt or liability of the Partnership to the extent that no Partner or related person bears the economic risk of loss for that liability within the meaning of Regulations section 1.752-2.

         (k) Partner Nonrecourse Debt. The term "Partner Nonrecourse Debt" shall mean a debt or liability of the Partnership which would be a Nonrecourse Liability except that a Partner bears the economic risk of loss because, for example, the Partner is the creditor or guarantor as described in Regulations section 1.704-2(b)(4).

         (l) Partner Nonrecourse Debt Minimum Gain. The term "Partner Nonrecourse Debt Minimum Gain" shall have the meaning ascribed to such term in Regulations section 1.704-2(i)(2).

         (m) Partner Nonrecourse Deductions. The term "Partner Nonrecourse Deductions" shall mean any item of partnership loss, deduction, or expenditure under section 705(a)(2)(B) of the Code that is attributable to a Partner Nonrecourse Debt, as determined pursuant to Regulations section 1.704-2(i)(2).

         (n) Partners. The term "Partners" shall mean and include each of the General Partners.

         (o) Partnership. The term "Partnership" shall mean this general partnership, OLH, G.P.


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         (p)      Percentage Interest. The term "Percentage Interest", with
                  respect to any Partner, shall mean the interest of such Partner in the profits, losses, distributions, capital, and assets of the Partnership as provided in Exhibit A to this Agreement.

         (q) Regulations. The term "Regulations" shall mean regulations, temporary regulations and proposed regulations promulgated under the Code from time to time.

3.       Names and Addresses.

         (a) Name of Partnership. The name of the Partnership shall be OLH, G.P., and the business and activities of the Partnership shall be conducted under that name.

         (b) Principal Place of Business. The principal place of business of the Partnership shall be at One Gaylord Drive, Nashville, Tennessee 37214. The Partnership may maintain such other offices and places of business as the General Partners may deem advisable for the benefit of the Partnership.

         (c) Names and Addresses of Partners. The names and addresses of the Partners are set forth in Exhibit A hereto, which Exhibit A is hereby incorporated herein by reference.

         (d) Change of Address. Any Partner may change his or her address by written notice to the Partnership given as provided herein.

4.       Powers of the Partnership. The Partnership is authorized:

         (a) Acquire Assets. To construct, purchase, receive or otherwise acquire any real or personal property;

         (b) Manage, Operate and Convey Assets. To operate, maintain, improve, sell, option, convey, assign, mortgage, lease or otherwise manage or transfer any assets owned by the Partnership;

         (c) Borrow Funds. To borrow money and issue evidences of indebtedness in furtherance of the Partnership business, whether secured or unsecured;

         (d) Refinancings. To prepay, in whole or in part, refinance, recast, increase, modify and extend any Partnership indebtedness according to the terms thereof;


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         (e)      Enter into Contracts. To execute, deliver, and perform such agreements, documents, and instruments as may be advisable in connection with the conduct of the Partnership business; and

         (f) Broad Power to Act. To do any and all other acts of any kind whatsoever in connection with the accomplishment of the purposes of the Partnership.

5. Term. Unless dissolved sooner in accordance with the provisions of this Agreement, the Partnership shall continue until its dissolution on December 31, 2035.

6.       Capital Accounts.

         (a) In General. A Capital Account shall be established on the books of the Partnership for each Partner. Each such Capital Account shall be credited with the respective Partner's initial capital contribution as shown on Exhibit A, with all subsequent capital contributions as and when made, and with the respective Partner's share, determined as provided herein, of Partnership net profits. Each Partner's capital account shall be debited with the respective Partner's share, determined as provided herein, of Partnership net losses and with the amount of all distributions made by the Partnership to such Partner. The capital accounts shall be maintained in accordance with the rules of section 1.704-1(b)(2)(iv) of the Regulations, and the items of income, profit, gain, expenditures, deductions and losses which increase or decrease such Capital Accounts shall be those items which, pursuant to such provision, after the balance of Capital Accounts.

         (b) Additional Capital Contributions. No additional capital contributions shall be required of any Partner; provided, however, that the General Partner shall contribute from time to time sufficient cash to maintain a Capital Account balance equal to at least one and one-hundredths percent (1.01%) of the Capital Account balance of the Limited Partner.

         (c) Transfers of Partnership Interests. Upon the transfer by any Partner of any part or all of its Partnership Interest, the proportionate amount of its respective Capital Account shall be transferred to the transferee unless otherwise agreed by the Partners as set forth on Exhibit A to this Partnership Agreement.

7.       Allocation of Profits and Losses.

         (a) Partners' Interest in Profits and Losses. Except as provided in subparagraphs 7(b), 7(c), and 7(d) hereof, all Partnership net profits and net losses, and each item of income and expense related thereto, from whatever source derived, shall be allocated for financial accounting and


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                  federal income tax purposes among the Partners in proportion to the Percentage Interest of each Partner.

         (b) Allocations to Reflect Contributed Property. If a Partner contributes property to the Partnership which has a difference between its tax basis and its fair market value on the date of its contribution, then all items of income, gain, loss and deduction with respect to such contributed property shall be shared between the Partners, pursuant to Section 704(c) of the Code, so as to take account of the variation between the basis of such property and its fair market value at the time of contribution.

         (c) Limitations and Qualifications Regarding Allocations. Notwithstanding the provisions of subparagraph 7(a) hereof, net income, net gain, and net loss of the Partnership (or items of income, gain, loss, deduction or credit, as the case may be) shall be allocated in accordance with the following provisions of this subparagraph 7(c) to the extent such provisions shall be applicable.

                  (1) Nonrecourse Deductions of the Partnership for any Fiscal Year shall be specially allocated to the Partners in accordance with the Percentage Interests of the respective Partners. Partner Nonrecourse Deductions of the Partnership for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss for the Partner Nonrecourse Debt in question. The provisions of this subparagraph 7(c)(1) are intended to satisfy the requirements of Regulations section 1.704-2(e)(2) and 1.70432(i)(1) and shall be interpreted in accordance therewith for all purposes under this Agreement

                  (2) If there is a net decrease in the Minimum Gain of the Partnership during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year equal to that Partner's share of the net decrease in Minimum Gain, within the meaning of Regulations section 1.704-2(g)(2). The provisions of this subparagraph 7(c)(2) are intended to comply with the minimum gain chargeback requirement of Regulations section 1.704-2(f) and shall be interpreted in accordance therewith for all purposes under this Agreement.

                  (3) If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fiscal Year, each Partner that has a share of such Partner Nonrecourse Debt Minimum Gain as of the beginning of such Fiscal Year, determined in accordance with Regulations section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to such Partner's


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                           share of the net decrease in Partner Nonrecourse
                           Debt Minimum Gain. The provisions of this subparagraph 3(c)(3) are intended to comply with the Partner Nonrecourse Debt Minimum Gain chargeback requirement of Regulations section 1.704-2(i)(4) and shall be interpreted in accordance therewith for all purposes under this Agreement.

                  (4) If the allocation of net loss (or items thereof) to any Partner as provided in subparagraph 7(a) hereof (other than Nonrecourse Deductions or Partner Nonrecourse Deductions) would either cause such Partner to have a deficit balance in such Partner's Capital Account or increase the deficit balance of said Partner's Capital Account, there shall be allocated to such Partner only that amount of net loss (or items thereof) as will not cause such Partner to have a deficit balance in such Partner's Capital Account or increase the deficit balance of said Partner's Capital Account. The net loss (or items thereof) that would, absent the application of the preceding sentence, otherwise be allocated to a Partner shall be allocated (i) first, to Partners whose Capital Accounts have positive credit balances, in proportion to such positive credit balances; and (ii) second, to the Partners in accordance with their "interests in the Partnership", as determined pursuant to section 704(b) of the Code and the Regulations promulgated thereunder.

                  (5) If any Partner unexpectedly receives any adjustment, allocation or distribution described in clauses (4),
                           (5) and (6) of Regulations section
                           1.704-1(b)(2)(ii)(d) which creates or increases a deficit balance in such Partner's Capital Account, such Partner shall be allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such Fiscal Year) in an amount and manner sufficient to eliminate, as quickly as possible, to the extent required by the relevant Regulations, the deficit balance of such Partner's Capital Account created or increased as a result of the unexpected allocation. The provisions of this subparagraph 7(c)(5) are intended to comply with the "qualified income offset" requirement of Regulations section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted in accordance therewith for all purposes under this Agreement.

                  (6) At all times throughout the term of this Agreement, the General Partner shall be allocated at least one percent (1%) of each material item of Partnership income, gain, loss, deduction and credit.

         (d) Transfers of Partnership Interests. In the event of a transfer by a Partner of all or part of such Partner's Partnership interest, or in the event of any increase in the interest of any Partner, whether arising out of the entry of a new Partner, the liquidation (partial or whole) of any Partner's interest, or otherwise, the share of the profits and losses of the respective Partners, and each item of income and expense related thereto, shall be determined by the "pro-rata method" described in Regulations section 1.706-1(c)(2)(ii), and all such items for the entire Fiscal Year shall be allocated between the disposing and transferee Partners according to the portion of the Fiscal Year that the interest in the Partnership was held by each.

8.       Distributions.

         (a) Non-liquidating Distributions. The General Partner may, but shall not be required to, distribute to the Partners any cash available for distribution from time to time (after the establishment of such operating and contingency reserves as the General Partner deems advisable), such distributions (except as provided in subparagraph 8(b)) to be divided between the Partners according to their Percentage Interests.

         (b) Liquidation Distributions. When the Partnership is terminated, pursuant to paragraph 17 hereof or otherwise, the final distribution to Partners shall be according to the positive balance of their Capital Accounts, after allocation of income, gain, expense and loss in the Fiscal Year of liquidation (including the allocation for the deemed sale of assets distributed in kind required by subparagraph 17(d)). If the General Partner has a negative Capital Account balance immediately before the final distribution to Partners, the General Partner shall contribute to the Partnership an amount of cash necessary to increase such negative Capital Account balance to zero, such contribution being for the benefit of, and to be distributed to, the Limited Partner.

9.       [Intentionally Deleted]

10.      Management of Partnership Business.

         (a) Partnership Managed by General Partner. The management of the Partnership's business shall be vested solely in the General Partner(s) who shall devote such time and attention to the business of the Partnership as may be appropriate. The General Partner shall manage the affairs of the Partnership and shall use its best efforts to carry out its responsibilities as set forth herein. The General Partner shall have full power to carry out the purpose and objectives of the Partnership through the exercise of the authority conferred upon the Partnership under paragraph 4 hereof, and the General Partner shall possess and may enjoy and exercise all of the rights and powers of general partners as more particularly provided by the Act, except to the extent any of such rights may be limited or restricted by the express provisions of this Agreement.

         (b) Reimbursement for Expenses. The General Partner shall be entitled to be reimbursed for all reasonable costs and expenses incurred by the General Partner in carrying out duties hereunder or in carrying on the business and activities of the Partnership.

         (c) Tax Matters Partner. The General Partner shall be the "tax matters partner" (as defined in Section 6231(a)(7) of the Code) for all administrative and judicial proceedings for the assessment and collection of tax deficiencies and for the refund of tax overpayments arising out of a Partner's distributive share of Partnership income, losses and credits.

11. Liability for Partnership Obligations. Each Partner shall be personally liable for or upon any of the debts or obligations of the Partnership or any of the losses of the Partnership; provided, however, that the Partners acknowledge and agree that they shall be specifically entitled to provide for indemnification between the Partners with regard to specific liabilities of the Partnership.

12. Restrictions on Transfers of Partnership Interests. No Partner may sell, assign, give, transfer, pledge, or encumber, directly or indirectly, any of its interest in the Partnership, whether now owned or hereafter acquired, without the prior consent of the General Partner.

13. Valuation of Partnership Assets. Whenever it is necessary to determine the fair market value of any non-cash assets owned by the Partnership for which market quotations are not available, then if the interested parties are unable to agree upon the fair market values of such assets, such values shall be as determined by a competent appraiser chosen by the General Partner, and such appraised value shall be deemed to be the fair market value of the assets in question. All costs incurred shall be borne by the Partnership.

14.      Books, Records, Accounts, and Reports.

         (a) Maintenance of Accurate Records. At all times during the existence of the Partnership, the General Partner shall keep, or cause to be kept, full and true books of account, in which all transactions of the Partnership shall be entered fully and accurately. If and as deemed necessary by the General Partner, adequate reserves may be established for accounting, legal, management, and other similar fees, ad valorem taxes, insurance, and any other item for which reserves should be established in the discretion of the General Partner. Such books of account, together with a copy of this Agreement and all amendments thereto, shall at all times be maintained at the principal office of the Partnership and shall be open to reasonable inspection and examination by the Partners or their duly authorized representatives.

         (b) Tax Returns. The General Partner shall have income tax returns prepared for the Partnership, and a report indicating the respective Partners' shares of the net income or losses, capital gains or losses, and other items required under the Code to be separately allocated to each Partner, shall be distributed to the Partners within a reasonable time after the close of the taxable year or the period of the Partnership for which such return was prepared.

         (c) Partnership Accounts. All funds of the Partnership shall be deposited in a separate bank account or accounts and only the General Partner, and such persons as may be designated by the General Partner, may sign checks and draw upon such account or accounts.

15.      [Intentionally Left Blank]

16.      Dissolution. The Partnership shall be dissolved upon the earlier of:

         (a) Expiration of Term. The expiration of its term on December 31, 2035; or

         (b) Election to Terminate. The election to terminate the Partnership made in writing by all Partners.

17. Liquidation. Following the dissolution of the Partnership for any reason, the General Partner, or the person required by law to wind up its affairs, shall liquidate the Partnership and shall apply the proceeds of such liquidation and distribute the remaining assets of the Partnership in the following order:

         (a) Payment of Creditors other than Partners. To the repayment of creditors of the Partnership other than Partners.

         (b) Payment of Partner-Creditors. To the repayment of Partners to the extent of loans made to the Partnership.

         (c) Reserves. To the setting up of any reserves deemed reasonably necessary by the person liquidating the Partnership for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the conduct of the business and affairs of the Partnership.

         (d) Remainder to Partners. The remainder to the Partners in accordance with their respective Capital Account balances as provided in paragraph 8(b) hereof. If any assets of the Partnership are distributed in kind to the Partners, those assets shall be treated as if sold for their fair market value (determined in accordance with paragraph 13 hereof) and allocations of deemed profit or loss thereon shall be made to the Capital Accounts in accordance with paragraph 7 hereof prior to the final distribution. Each Partner shall receive an undivided interest in the assets or assets of the

                  Partnership so distributed in kind in proportion to the balance of such Partner's Capital Account after deducting the portion of the final distribution made in cash to all Partners.

         (e) Period to Complete Liquidation. All Partnership assets shall be distributed by the later of (i) the last day of the tax year of the liquidation as defined in Regulations section 1.704(b) or (ii) 90 days after the liquidation.

18.      Amendments to Partnership Agreement.

         (a) Unanimous Vote of Partners. This Agreement may be amended by written action signed by all Partners.

         (b) Certain Amendments by General Partner. Notwithstanding the provisions of subparagraph 18(a) hereof, amendments to reflect any one or more of the following events may be made by the General Partner in order to carry out the other provisions of this Agreement and to comply with law, and no such amendments shall require the vote, approval, or written consent of the Limited Partner:

                  (1) Change of Partnership's Name. A change in the name of the Partnership;

                  (2) Change of Partnership's Location. A change in location of the principal place of business of the Partnership;

                  (3) Change of Partner's Name. A change in the name of a Partner; and

                  (4) Change in Partner's Residence. A change in place of residence of a Partner.

19.      Miscellaneous.

         (a) Notices. The address of each Partner for all purposes shall be the address set forth in the attached Exhibit A to this Agreement or such other address of which the General Partners have received written notice. Any notice, demand, or request required or permitted to be given or made hereunder shall be in writing and shall be deemed given or made when delivered or when deposited in the U.S. Mail, postage prepaid, certified or registered, return receipt requested, to such Partner at such address.

         (b) Paragraph Titles for Convenience Only. All titles and captions in this Agreement are for convenience only and shall not be deemed or construed to define, limit, extend, or describe the scope of interest of this Agreement or any part hereof.

         (c) Tennessee Law Controls. The construction and validity of this Agreement shall be determined in all respects in accordance with and shall be governed by the laws of the State of Tennessee.

         (d) Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives, and assigns.

         (e) Severability. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect the validity of the remainder or any other provision of this Agreement in any respect whatsoever.

         (f) Further Assurances. Each party hereby agrees to take any and all steps, and execute, acknowledge and deliver any and all further documents, that the other may reasonably require to effectuate the intent and purposes of this Partnership Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first appearing above.


                                        OLH HOLDINGS, LLC,
                                        as General Partner

                                        By: /s/ Carter R. Todd
                                            -----------------------------------
                                            Title: Secretary


                                        GAYLORD ENTERTAINMENT COMPANY,
                                        as General Partner

                                        By: /s/ Carter R. Todd
                                            -----------------------------------
                                            Title:  Secretary

                                   EXHIBIT A


                                                                         Percentage
                                                    Required             Interest in
                                                  Contribution          Profits, Losses
General Partner                                    to Capital             and Capital
---------------                                   ------------          ---------------

OLH Holdings, LLC
One Gaylord Drive                                    $ 1.00                    1%
Nashville, TN 37214

Gaylord Entertainment Company
One Gaylord Drive                                    $99.00                   99%
Nashville, TN 37214